EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 1999, between Recom Managed Systems, Inc., a Delaware corporation (the "Company") and James P. Joyce, an individual ("Executive"), with reference to the following.

                                    RECITALS
                                    --------

         A. The Company is in the business of providing Information Technology Services.

         B. Executive is experienced in managing Information Technology Service efforts.

         C. The Company desires to employ Executive as the Company's Vice President and Chief Operating Officer and Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT
                                    ---------

         NOW  THEREFORE,   in  consideration  of  the  foregoing  premises,  the
provisions set forth below, and other good and valuable consideration, the parties agree as follows.

         1. Employment. The Company hereby employs Executive as the Company's Vice President and Chief Operating Officer and Executive hereby accepts such employment, for the term and subject to the provisions set forth below.

         2. Term. Unless sooner terminated as set forth below, this Agreement shall remain in force for a period of one (1) year (the "Term") commencing on the date hereof and terminating on December 31, 1999. The Agreement shall continue on a month-to-month basis thereafter unless terminated by either party upon 60 day written notice. The actual period of time that Executive remains in the employ of the Company pursuant to this Agreement is referred to herein as the "Employment Period."

         3. Duties. During the Employment Period, Executive shall be employed as the Vice President and Chief Operating Officer of the Company and shall hold such other offices or positions with the Company as may be reasonably requested by the Company from time to time; provided, however, that Executive shall not be required to accept any position subordinate to Vice President without his written consent. Executive shall use his reasonable efforts to manage the Company's business and affairs for the maximum benefit of the Company. Executive may act as an officer or director of any other corporation upon written consent of the Company. In addition to the normal duties associated with the position of Vice President of companies of similar size, Executive shall have the following specific duties, which he shall at all times faithfully, industriously and to the best of his ability perform.

         a.       To hire and fire employees.
         b.       To solicit, develop and service business of the Company.
         c. To employ such professionals, employees and consultants as are necessary for the development and operation of the Company.


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

         d. To take all actions necessary to successfully operate the Company.

         4. Authority. Executive shall have full and complete authority to take all actions necessary to operate the Company, including without limitation, the following.

         a.       Open bank  accounts,  write  checks and  deposit  the  Company funds.
         b. Hire and fire employees, consultants, professionals and independent contractors.
         c. To enter into all contracts in the name of the Company of any kind or nature.
         d. To retain attorneys and accountants to defend the Company or Executive at the expense of the Company.
         e.       To borrow in the name of the Company.
         f. To pledge as security for any loan or obligation of the Company the assets of the Company.

         g. To pay bonuses, dividends, fees, and other disbursements to employees, consultants, professionals, or employees, including himself.

         5.       Compensation.

         a. Base Monthly Salary. The Company shall pay Executive a base monthly salary (the "Base Salary") during the Employment Period, under the following schedule, subject to adjustment from time to time by the Company and Executive.

                  Employment Period                Base Salary
                  -----------------                -----------
                  Months 1-12                      $9,167
                  Months 13+                         TBD

         b. Vacation. Executive shall be entitled to three weeks paid vacation per year and one week personal leave per year in addition to all holidays recognized by the Company. Executive shall be entitled to accrue vacation or cause the Company to repurchase unused vacation days at the Base Salary level then applicable.

         c. Medical Expenses. The Company shall provide Executive and Executive's spouse and children with medical coverage as follows:

                  1.) The Company will provide the Executive and his family with company standard vision and dental insurance at no cost to the Executive.

                  2.) The Executive elects to provide his own medical  coverage, therefore, the Company will reimburse the Executive for the cost of such expenses up to a maximum of $350 per month. Allowable medical expenses include the following: insurance premiums, expenses not covered by insurance such as co-pays and fees outside policy standard coverage limits, dental and vision co-pays, orthodontia, prescription cost not covered by insurance, home improvements motivated by medical considerations, and health club memberships.


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

         d. Disability Insurance. During the Employment Term, the Company shall maintain for the benefit of Executive a policy of disability insurance for not less than 66 2/3% of Executive's Base Salary, at no cost to the Executive.

         e. Other Expenses. Executive shall be entitled to reimbursement during the Employment Period for travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. Executive shall also receive a credit card from the Company to be utilized for expenses incurred by Executive.

         f.       RESERVED

         g. Other Benefits. Executive shall participate in all other standard employee benefits including the 401 (k) plan.

         6. Performance-Based Bonus. As additional compensation, Executive shall be entitled to receive an annual bonus (the "Bonus") based on the degree to which the Company meets or exceeds performance goals submitted by Executive and reasonably agreed to by the Board of Directors for each fiscal year. The Bonus shall be a percentage of Executive's Base Salary, in accord with the following scale:

                  Percentage of Goals Achieved          Bonus (% of Base Salary)
                  ----------------------------          ------------------------
                              90%                                  20%
                              100%                                 25%
                              110% and above                       30%

         The degree to which the Company meets or exceeds the financial goals shall be determined on a fiscal year basis in accordance with the audited financial records. Executive's Bonus shall be paid within thirty (30) days after such accounting firm completes its certified audit for such fiscal year. Executive's bonus shall be prorated on a monthly basis for any Employment Period of less than one fiscal year.

         7. Stock Option Plan. The Company shall adopt a Stock Option Plan for the benefit of its executives including Executive. Executive shall receive the option to purchase not less 33,333 shares per year during the term at a set purchase price of $.25 per share. The Executive shall be entitled to receive such additional options under the plan as may be determined by the Company's Board of Directors.

         8. Previously Granted Stock. As recognition for efforts to form the Company, Executive has been granted a total of 59,000 shares of restricted founders stock of the Company.

         9. Termination. The Employment Period shall be immediately and automatically terminated upon Executive's death. The Employment Period shall also terminate under the following conditions.


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

                  a. Termination for Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate Executive's employment hereunder at any time if Executive:

                           (i)   Is  convicted  of,  or  pleads  guilty  or nolo
contendere to (i) any felony, or (ii) any misdemeanor involving moral turpitude;

                           (ii)  Embezzles   or   misappropriates   any  of  the
Company's funds or assets;

                           (iii) In  the   reasonable   opinion  of  a  licensed
physician or psychiatrist retained by the Company, is substantially unable by reason of drug (including alcohol) abuse or addiction, to reasonably and effectively carry out Executive's duties hereunder for any period of time in excess of Executive's accrued vacation time and sick leave, if any;

                           (iiii)Fails  or  refuses   to   perform   Executive's
reasonable and customary duties hereunder for a period of 30 days after written notice describing the duty or duties which Executive has failed or refused to perform is given to Executive by the Company;

                           (v)   Is  grossly   negligent   with  respect   other
discharge of Executive's duties hereunder; or,

                           (iv)  Is in  violation  of  any  provisions  of  this
Agreement; provided, however, that if such violation can be cured in a manner that will restore the Company to the position it would have enjoyed in the absence of the violation, Executive shall have a period of 30 days after written notice describing the violation is given to Executive by the Company to completely cure such violation and, if completely cured, this Agreement shall not be subject to termination for such violation.

                  b. By Permanent Disability. The Term of Employment shall terminate, without liability except as provided in this Section 9b, upon the "Permanent Disability" of Executive. "Permanent Disability" shall mean, with respect to Executive, (i) the suffering of any mental or physical illness, disability or incapacity to the extent that Executive shall be unable to perform his duties or (ii) the absence of Executive from his employment by reason of any mental or physical illness, disability or incapacity for a period of three months during any six-month period; provided, however, in either case, that such illness, disability or incapacity shall be determined to be of a permanent nature by a licensed physician selected by the Board of Directors. The termination date in the event of a clause (i) of the immediately preceding sentence, shall be the date of determination by the physician, and in the case of clause (ii) of the immediately preceding sentence, the last day of such three-month period. In the case of Permanent Disability, the Company shall promptly pay to Executive (or his representative) the sum of (A) the unpaid Base Salary to which he is entitled pursuant to Section 5(a) through the termination date and (B) the lump sum amount of any unpaid portion of the bonuses to be paid pursuant to Section 6(b), and all benefits under Executive's Disability Insurance Plan.


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

                  c. By The Company Without Cause. The Term may be terminated by the Company without "Cause" provided the Company pays to Executive at the time of termination the equivalent of six (6) months salary. The Company shall also pay Executive the equivalent of any bonus he would have earned if he had remained employed by the Company, payable at the time such bonus would be earned. In addition, with respect to the Company's Incentive Stock Option plan, the Executive shall be considered vested and entitled to exercise grants to the extent of his entitlements as if employed at the end of an additional six (6) months after the date of termination.

         10. Affirmative Covenants. Executive promises and covenants to the Company as follows.

                  (a) Confidentiality; Trade Secrets. Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Executive agrees that during the Term and thereafter:

                           (i)   Executive   shall  use  his  best  efforts  and
exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including, its data, record, compilations of information, processes, programs know-how, improvements, discoveries, marketing plans, strategies, forecasts, unpublished financial statements, budgets, projections, licenses, prices, costs, files, documents, drawings, memoranda, notes or other documents, whether maintained electronically or in any other manner, relating to the business of the Company or its contractors; (all such information is hereinafter called the "Proprietary Information") other than information known to him before, learned from third parties not associated with the Company or in the public domain;

                           (ii)  Executive   shall  not  disclose  any  of  such
Proprietary Information, except as may be required in the ordinary course of performing his duties to the Company or any affiliated companies;

                           (iii) Executive  shall not use the trade  secrets and
confidential and proprietary information of Executive's previous or present employer to carry out his duties and responsibilities under this Agreement or bring on to the Company's premises or any other property owned by the Company any proprietary information of any other entity, in violation of any prior or present employment, or noncompetition or confidentiality agreement.

                  (b) Remedies for Breach of Affirmative Covenants of Executive. Subject to the limitations provided by applicable law, the covenants set forth in this Section 10 shall continue to be binding upon Executive in accordance with their terms, notwithstanding the termination of his employment with Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and Executive. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants in accordance with their terms.


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

                  (c) Litigation. Executive agrees that during the Term and thereafter as reasonably requested by the Company, Executive shall do all things, including the giving of evidence in suits and other proceedings, which the Company shall deem reasonably necessary or proper to obtain, maintain, defend or assert rights accruing to the Company during the Term and in connection with which Executive has knowledge, information and expertise.

                  (d) Future Cooperation. The parties hereto agree to cooperate with each other without additional compensation from and after the date hereof, to supply any information and to execute documents reasonably required for the purpose of giving effect to this Agreement, or in connection with the consummation of any actions contemplated hereby.

         11. Representations and Warranties of Executive. Executive represents and warrants to the Company that: (i) Executive is under no contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, the performance of Executive's duties hereunder or any of the rights of the Company hereunder; and (ii) Executive is under no physical or mental disability that would impair the performance of Executive's duties under this Agreement.

         12. Key Person Insurance. The Company may at any time and from time to time obtain such life and health insurance policies ensuring the life or health of Executive in such amounts and with such insurers (collectively, "Executive Insurance") as the Company, in its sole discretion, deems appropriate. The Company shall have the right to all benefits payable pursuant to any Executive Insurance obtained by the Company, including without limitation, the sole right to designate the beneficiary of all such Insurance. Executive agrees to cooperate with the Company if the Company elects to obtain any Executive Insurance from time to time, including without limitation, timely submitting to medical/physical examinations and assisting the Company with the preparation of insurance applications.

         13. Indemnification. The Company shall indemnify, defend and hold Executive harmless for, from and against any and all liability of any kind or nature resulting from or related to Executive's employment with the Company, and/or any prior business deals entered into by Executive.

         13. Notices. All notices, requests, demands or other communication (collectively, "Notice") given to any party pursuant to this Agreement shall not be effective unless given in writing and addressed to the parties at their respective addresses as set forth below.

                  IF TO THE COMPANY:        Recom Managed Systems, Inc.
                                            2412 Professional Drive
                                            Roseville, California 95661
                                            Facsimile:   (916) 789-2023
                                            Telephone:   (916) 789-2022


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

                  IF TO EXECUTIVE:          James P. Joyce
                                            492 Rockport Circle
                                            Roseville, California  95630
                                            Telephone:   (916) 983-5543


Notice shall be deemed duly given when delivered personally or by telegram, telex or courier, or, if mailed, 48 hours after deposit in the United States mail, certified mail, postage pre-paid. The addresses of the parties for the purpose of providing Notice pursuant to this paragraph may be changed from time to time by Notice to the other party duly given in the foregoing manner.

         15. Governing Law; Disputes. This Agreement will be interpreted in accordance with California law, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws. Any dispute or proceeding concerning this Agreement will be resolved by binding arbitration to be held in Placer County, California. Any party may demand arbitration through written notice sent by certified mail to the other (an "Arbitration Demand"). Within fifteen (15) days after the date that the Arbitration Demand is first mailed, each of the parties will confer to select a mutually acceptable arbitrator from the Judicial Arbitration and Mediation Service ("JAMS"). If the arbitrator so selected is unavailable, the parties will confer to select another arbitrator. If the parties cannot mutually agree to the selection of an arbitrator, or if one party refuses to participate in the selection process, JAMS will appoint an arbitrator. The arbitrator will be governed by the provisions of this Agreement rather than the rules of JAMS.

         If JAMS is unable or unwilling to select an arbitrator, the Presiding Judge of the Sacramento County Superior Court will select an arbitrator upon the request of either party, and such selection will be binding on the parties. The arbitrator so selected will schedule the arbitration hearing within sixty (60) days after he or she is first selected. The parties will be permitted written discovery and one deposition each. The arbitrator will have authority to enter a binding judgment even if the parties do not appear at the arbitration and may also grant any remedy or relief that the arbitrator reasonably believes to be just or appropriate, provided that such remedy or relief is within the scope of this Agreement.

         All fees and expenses of the arbitration will be paid equally by the parties participating in the arbitration. At the conclusion of the arbitration, the arbitrator will award the prevailing party reasonable costs and Attorneys' Fees, including all arbitration costs. If the arbitration award is made, the prevailing party may convert the award into a judgment and execute upon that judgment.

         16. Attorneys' Fees. If any arbitration, litigation, action, suit or other proceedings is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitioner therefrom. As used in this Agreement, Attorneys' Fees will be deemed to be the


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

full and actual costs of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment, calculated on the basis of the usual fee charged by attorneys performing such services, and will not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

         147. Amendments/Waivers. This Agreement may be amended, supplemented, modified or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any action for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

         18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         19. Severability. Each provision of this Agreement is intended to be severable and if any term or provision herein is determined invalid or unenforceable for any reason, such illegality or invalidity shall not affect the validity of the remainder of this Agreement and, wherever possible, intent shall be given to the invalid or unenforceable provision.

         20. Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby.

         21. Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

         22. Assignment. Neither this Agreement, nor any interest herein, shall be assignable (voluntarily, involuntarily, by judicial process or otherwise) Executive to any person or entity without the prior written consent of the Company. Any attempt to assign this Agreement without such consent shall be void and, at the option of the Company, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

         23. Successors. Subject to the foregoing paragraph, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors and permitted assigns.

         24. Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used


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

in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions herein.

         25. Benefit of Agreement. This Agreement is for the sole and exclusive benefit of the signators hereto and nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable right, claim or remedy.

         26. Limitation on Actions. Any claim, dispute, controversy or action for breach relative to this Agreement must be brought and legal process or arbitration, as the case may be, initiated within one year after the cause of action for such claim first accrued or the breach first occurred, whichever is sooner.

         27. Miscellaneous. The recitals and all exhibits, attachments or other documents referenced in this Agreement are fully incorporated into this Agreement by reference. Unless expressly set forth otherwise herein, all references herein to a "day," "month," or "year" shall be deemed to be a reference to a calendar day, month or year, as the case may be. All cross-references herein shall refer to provisions within this Agreement, and shall not be deemed to be references to the overall transaction or to any other agreement or document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

"THE COMPANY"                                  "EXECUTIVE"





RECOM MANAGED SYSTEMS, INC.,                   James P. Joyce, an individual
a Delaware corporation

By: John C Epperson, Jr.
President and Chairman

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